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                                                                       Exhibit 5
                       [Baker & Hostetler LLP Letterhead]

                               November 16, 1999

Stoneridge, Inc.
9400 East Market Street
Warren, Ohio 44484

Gentlemen:

     We have acted as counsel to Stoneridge, Inc., an Ohio corporation (the "Company"), in connection with the Company's Registration Statement on Form S-8 (the "Registration Statement") filed under the Securities Act of 1933 (the "Act") relating to the registration of 1,000,000 Common Shares, without par value (the "Common Shares"), of the Company for issuance under the Stoneridge, Inc. Long-Term Incentive Plan (the "Plan").

     In connection with the foregoing, we have examined: (a) the Second Amended and Restated Articles of Incorporation of the Company, (b) the Amended and Restated Code of Regulations of the Company, (c) the Plan and (d) such other documents as we deemed necessary to render this opinion.

     Based on such examination, we are of the opinion that:

          1. The Company is a corporation duly organized and validly existing under the laws of the State of Ohio; and

          2. The Common Shares available for issuance under the Plan, when issued in accordance with the Plan, will be legally issued, fully paid and nonassessable.

     We hereby consent to the use of this opinion as Exhibit 5 to the Registration Statement and the reference to our firm in Item 5 of Part II of the Registration Statement. In giving our consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

                              Very truly yours,

                              /s/ Baker & Hostetler LLP

                              Baker & Hostetler LLP